Exhibit 99.1

Myrexis, Inc. Wayne Laslie Chief Operating Officer 801-214-7822 investor.relations@myrexis.com

The Ruth Group

Stephanie Carrington / Joshua Drumm, PhD (investors)

(646) 536-7017 / (646) 536-7006

scarrington@theruthgroup.com/jdrumm@theruthgroup.com

Victoria Aguiar (media)

(646) 536-7013

vaguiar@theruthgroup.com

Myrexis Reports Second Quarter Fiscal Year 2012 Results

Conference Call Today at 4:30 pm EST

Salt Lake City, (February 9, 2012) – Myrexis, Inc. (Nasdaq: MYRX), a biotechnology company focused on the development of small molecule therapeutics with novel chemical structures and distinct mechanisms of action, today reported financial results for its second fiscal quarter ended December 31, 2011.

Robert J. Lollini, President and Chief Executive Officer of Myrexis, Inc., stated, “During the quarter, we continued to advance each of our programs consistent with our development objectives. Also, during the quarter we completed a corporate reorganization aligning our internal resources with our development strategy and current clinical initiatives. Continuing our commitment to control cash burn, since March 2011, we have reduced our headcount by 57%, resulting in estimated annual cost savings of over $9.0 million. We continue to seek out potential strategic partnerships to maximize the therapeutic and commercial value of our drug candidates and evaluate other strategies to enhance shareholder value,” concluded Mr. Lollini.

Results for the Three and Six Months Ended December 31, 2011

The Company ended its second fiscal quarter with $103.0 million in cash, cash equivalents and marketable securities. The net cash used in operating activities was $13.3 million for the six months ended December 31, 2011, compared to $15.4 million for the same six month period in 2010. This decrease can be attributed primarily to a lower net loss during the current period, as a result of headcount reductions during calendar 2011, offset, in part, by higher external development costs associated with the Company’s drug candidates.

Myrexis announced in March 2011 that it had stopped all contract research services activity, and as a result, no research revenue was recognized for the three or six months ended December 31, 2011. This compares to $23,000 and $130,000 in the three and six months ended December 31, 2010. The prior year research revenue was comprised of research services related to short-term agreements.

As reported in the Company’s last update in November 2011, Myrexis realigned its resources with its development strategy and current clinical initiatives following the suspension of further development of Azixa. The reorganization included an immediate reduction in the workforce by

15 employees, or approximately 20%. Myrexis estimates that the reorganization will generate annual expense reductions of approximately $1.8 million, primarily the result of savings in employee salaries and benefits and reductions in software maintenance costs. In connection with the reorganization, the Company recorded one-time severance costs of approximately $0.6 million in the three months ended December 31, 2011.

Research and development (R&D) expenses for the three and six months ended December 31, 2011 were $3.8 million and $8.1 million, respectively, compared to $5.0 million and $10.7 million in 2010. This 24% decrease during each period was due primarily to decreased preclinical development costs of approximately $1.8 million and $3.7 million, respectively, resulting from reductions in headcount; which were offset partially by increased external drug development costs of approximately $0.5 million and $1.2 million, respectively.

Myrexis’ R&D expenses are expected to vary over the next several years as it conducts additional clinical trials in support of the Hsp90 inhibitor program, and the advancement of other drug candidates into the clinic. The Company anticipates a reduction in external drug development costs resulting from the suspension of Azixa, but also expects that the reduction may be offset by increased costs associated with the development of preclinical-stage drug candidates.

General and administrative expenses for the three and six months ended December 31, 2011 were $3.8 million and $8.2 million, respectively, compared to $4.2 million and $8.8 million, respectively, in 2010. These figures represent decreases in general and administrative expenses of 10% and 7%, respectively, which were due primarily to reductions in headcount.

Myrexis’ other income for the three and six months ended December 31, 2011, was $100,000 and $199,000, respectively, compared to $1.3 million and $1.5 million, respectively, for the same periods in 2010. These decreases in other income of 92% and 87% are reflective of the one-time $1.2 million grant Myrexis received in November 2010 as a part of the qualifying therapeutic discovery project under section 48D of the Internal Revenue Code, as well as a reduction in the invested balance in marketable securities.

Net loss for the three and six months ended December 31, 2011, was $7.5 million, or $0.29 per basic and diluted share and $16.1 million, or $0.62 per basic and diluted share, respectively, compared to $7.9 million, or $0.31 per basic and diluted share and $17.9 million, or $0.71 per basic and diluted share, respectively, for the three and six months ended December 31, 2010.

Conference Call Details

The Company will hold a conference call on Thursday, February 9, 2012 at 4:30 p.m. ET (1:30 p.m. PT) to discuss financial results for its second fiscal quarter ended December 31, 2011.

To participate, please dial:

(877) 312-5447 (U.S.) or

(253) 237-1129 (International);

Conference ID: 49381168

To access the live web cast please visit the Investor Relations section on the corporate web site at www.myrexis.com.

A replay of the conference call will be available beginning February 9, 2012 at 7:30 p.m. ET (4:30 p.m. PT) and ending on March 9, 2012.

To participate, please dial:

(855) 859-2056 or (800) 585-8367 (U.S.), or

(404) 537-3406 (International);

Conference ID: 49381168

A replay of the webcast will also be available on the corporate website for one month, through March 9, 2012.

About Myrexis, Inc.

Myrexis, Inc. is a biotechnology company focused on the development of small molecule therapeutics with novel chemical structures and distinct mechanisms of action. The Company has generated a strong pipeline of differentiated product candidates in oncology and autoimmune diseases. Myrexis is focused on maximizing the therapeutic and commercial value of these molecules by developing potential first-in-class and/or best-in-class treatment options for patients with unmet needs.

Additional information about Myrexis is available through its corporate website, www.myrexis.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the fluctuations in our research and development expenses. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, the factors discussed under the heading “Risk Factors” contained in Myrexis’ Form 10-K, for the year ended June 30, 2011, which was filed with the Securities and Exchange Commission on September 13, 2011, as well as any updates to those risk factors filed from time to time in Myrexis’ Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myrexis undertakes no duty to update this information unless required by law.

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MYREXIS, INC.

Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Research revenue	$—	$23	$—	$130

Costs and expenses:
Research and development expense	3,769	4,995	8,069	10,710
General and administrative expense	3,841	4,240	8,226	8,802

Total costs and expenses	7,610	9,235	16,295	19,512

Operating loss	(7,610)	(9,212)	(16,295)	(19,382)

Other income, net	100	1,349	199	1,509

Net loss	$(7,510)	$(7,863)	$(16,096)	$(17,873)

Loss per basic and diluted share	$(0.29)	$(0.31)	$(0.62)	$(0.71)
Weighted-average shares used to compute net loss per basic and diluted share	26,251	25,339	26,164	25,288

MYREXIS, INC.

Balance Sheets (Unaudited)

(In thousands, except per share amounts)

	December 31, 2011	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$16,199	$19,189
Marketable investment securities	64,500	86,446
Prepaid expenses and other assets	428	1,861

Total current assets	81,127	107,496

Equipment and leasehold improvements:
Equipment	4,332	4,320
Leasehold improvements	1,194	1,192

	5,526	5,512
Less accumulated depreciation	2,863	2,197

Net equipment and leasehold improvements	2,663	3,315

Long-term marketable investment securities	22,294	10,243
Other assets	206	206

Total assets	$106,290	$121,260

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$933	$1,210
Accrued liabilities	2,056	2,100

Total current liabilities	2,989	3,310

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; no shares issued and outstanding	—	—
Common stock, $0.01 par value, authorized 60,000 shares; 26,374 shares issued and outstanding at December 31, 2011; 26,053 shares issued and outstanding at June 30, 2011	264	261
Additional paid-in capital	204,779	203,301
Accumulated other comprehensive income	13	47
Accumulated deficit	(101,755)	(85,659)

Total stockholders’ equity	103,301	117,950

Total liabilities and stockholders’ equity	$106,290	$121,260

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